Exhibit 21

SUBSIDIARIES OF ENDOCARDIAL SOLUTIONS, INC.

The Company’s consolidated subsidiaries are shown below, together with the percentage of voting securities owned and the state or jurisdiction of each subsidiary:

Subsidiaries	Percentage of Outstanding Voting Securities Owned

Endocardial Solutions N.V./S.A. (Belgium)	99.9%